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                                                                     EXHIBIT 8.1

                         [HUNTON & WILLIAMS LETTERHEAD]

                                January 6, 2000

EarthLink Network, Inc.
3100 New York Drive
Pasadena, California 91107

                        MERGER OF EARTHLINK NETWORK, INC.
                             INTO WWW HOLDINGS, INC.

Ladies and Gentlemen:

         We have acted as counsel to EarthLink Network, Inc., a Delaware corporation ("EarthLink"), in connection with proposed transactions (the "Reorganization") in which EarthLink and MindSpring Enterprises, Inc., a Delaware corporation ("MindSpring"), each will merge with and into WWW Holdings, Inc., a Delaware corporation ("Newco"). This opinion letter is delivered to you pursuant to Section 10.2(b) of the Agreement and Plan of Reorganization (the "Agreement"). Any capitalized term used but not defined in this letter has the meaning given that term in the Agreement.

         In the merger of EarthLink into Newco (the "EarthLink Merger"), each outstanding share of EarthLink common stock will be converted into 1.615 shares of Newco common stock; each outstanding share of EarthLink Series A Preferred stock will be converted into 1.615 shares of Newco Series A Preferred stock; and each outstanding share of EarthLink Series B Preferred stock will be converted into 1.615 shares of Newco Series B Preferred stock; and each outstanding share of EarthLink Series C Preferred stock will be converted into 1.615 shares of Newco Series C Preferred stock. Any EarthLink common stock shareholder who becomes entitled to a fractional share of Newco common stock as a result of the EarthLink Merger will receive cash in lieu of the fractional share.

         EarthLink has outstanding certain stock options and warrants to purchase shares of EarthLink common stock. As a result of the EarthLink merger, each option, warrant and other right to purchase, or that is convertible into, EarthLink common stock shall be converted into an economically equivalent option, warrant or other right to purchase, or that is convertible into, Newco common stock.

         Immediately following the EarthLink Merger, MindSpring will merge into Newco (the "MindSpring Merger"). In the MindSpring

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Merger, shareholders of MindSpring will receive one share of Newco common stock in exchange for each share of MindSpring common stock. In addition, each outstanding option, warrant and other right to purchase, or that is convertible into, MindSpring common stock shall be converted into an economically equivalent option, warrant or right to purchase, or that is convertible into, Newco common stock.

         You have requested our opinion concerning certain federal income tax consequences of the EarthLink Merger. In giving this opinion, we have reviewed the Agreement, the Proxy Statement under the Securities Act of 1933 relating to the Reorganization (the "Proxy Statement"), and such other documents as we have considered necessary. In addition, we have been advised by appropriate officers of EarthLink and Newco that:

         1. The fair market value of the Newco stock (including any fractional share interest) received by an EarthLink shareholder in exchange for EarthLink stock will be approximately equal to the fair market value of the EarthLink stock surrendered in the exchange.

         2. No share of Newco stock will be issued for services rendered to or for the benefit of Newco in connection with the EarthLink Merger; none of the compensation received by any shareholder-employee of EarthLink will be separate consideration for, or allocable to, any shares of EarthLink stock; none of the shares of Newco stock received by any shareholder-employee in the EarthLink Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         3. The payment of cash in lieu of fractional shares of Newco common stock is solely for the purpose of avoiding the expense and inconvenience to Newco of issuing fractional shares and does not represent separately bargained-for consideration. The total cash that will be paid in the EarthLink Merger in lieu of fractional shares of Newco common stock will not exceed one percent of the total consideration that will be issued in the

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EarthLink Network, Inc.
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EarthLink Merger to EarthLink shareholders in exchange for their EarthLink stock.

         4. Neither Newco, nor any subsidiary of Newco (including subsidiaries of EarthLink or MindSpring), has a plan or intention to reacquire directly or indirectly (including, without limitation, through a partnership) any of Newco's stock issued in the EarthLink Merger or to make any extraordinary distribution with respect to such stock.

         5. No share of EarthLink stock has been or will be redeemed directly or indirectly (including, without limitation, through a partnership) by EarthLink, or acquired directly or indirectly (including, without limitation, through a partnership) by any subsidiary of EarthLink, in anticipation of the EarthLink Merger, and EarthLink has not made, and will not make, any extraordinary distribution with respect to its stock in anticipation of the EarthLink Merger.

         6. The liabilities of EarthLink that will be assumed by Newco and the liabilities, if any, to which assets of EarthLink are subject were incurred by EarthLink in the ordinary course of business.

         7. At all times during the five-year period ending on the effective date of the EarthLink Merger, the fair market value of all of EarthLink's United States real property interests has been less than 50 percent of the total fair market value of (i) its United States real property interests, (ii) its interests in real property located outside the United States, and (iii) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (a) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(b) EarthLink is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or

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EarthLink Network, Inc.
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estate in which EarthLink is a partner or beneficiary, and (c) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation when at least 50 percent of the fair market value of its stock is owned by EarthLink, in the case of a first-tier subsidiary, or by a controlled corporation, in the case of a lower-tier subsidiary.

         8. At the Effective Time of the EarthLink Merger, each of the total adjusted federal income tax basis and the fair market value of EarthLink's assets to be transferred to Newco will equal or exceed the sum of liabilities to be assumed by Newco plus the amount of liabilities, if any, to which the transferred assets are subject.

         9. There is no intercorporate indebtedness existing between (a) EarthLink or any subsidiary of EarthLink and (b) MindSpring or any subsidiary of MindSpring.

         10. Following the EarthLink Merger, Newco will continue the historic business of EarthLink or use a significant portion of EarthLink's historic business assets in a business.

         11. Newco has no plan or intention to sell or otherwise dispose of any of the assets of EarthLink acquired in the EarthLink Merger, except for dispositions made in the ordinary course of business.

         12. Neither Newco, MindSpring, nor any subsidiary of MindSpring (a) has transferred or will transfer cash or other property to EarthLink or any subsidiary of EarthLink for less than fair market value consideration in anticipation of the EarthLink Merger or (b) has made or will make any loan to EarthLink or any subsidiary of EarthLink in anticipation of the EarthLink Merger.

         13. Newco, EarthLink, and the shareholders of EarthLink will pay their respective expenses, if any, incurred in connection with the EarthLink Merger.

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         14. With respect to EarthLink, either (i) less than 50 percent of the fair market value of its adjusted total assets consists of stock and securities,
(ii) less than 80 percent of the fair market value of its adjusted total assets consists of assets held for investment, or (iii) not more than 25 percent of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) EarthLink's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) EarthLink's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by EarthLink, but EarthLink is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code (the "Code") are treated as a single issuer, and (d) an asset is held for investment if it is held primarily for gain from appreciation in value or for the production of passive income (including royalties, rents, dividends, and interest).

         15. Any shares of Newco stock received in exchange for shares of EarthLink stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services, and (b) are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code will be subject to substantially the same risk of forfeiture.

         16. Neither Newco, MindSpring nor any subsidiary of MindSpring (a) owns any shares of EarthLink stock, or (b) has acquired or will acquire, directly or indirectly (including,

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without limitation, through a partnership), any shares of EarthLink stock in anticipation of the EarthLink Merger.

         17. Since April 16, 1997, EarthLink has not distributed to its shareholders or its security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies.

         18. EarthLink has not made or entered into, and holds no asset subject to, a consent filed pursuant to Section 341(f) of the Code or a "safe harbor lease" subject to former Section 168(f)(8) of the Code.

         On the basis of the foregoing, and assuming that (a) the preceding enumerated statements are and will remain accurate and (b) the EarthLink Merger will be consummated in accordance with the Agreement, we are of the opinion that (under existing law) for federal income tax purposes:

         1. The EarthLink Merger will be a "reorganization" within the meaning of section 368(a)(1)(A) of the Code, and Newco and EarthLink each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

         2. Newco will not recognize gain or loss on (a) the acquisition of EarthLink's assets in the EarthLink Merger in exchange for Newco stock and the assumption of EarthLink's liabilities or (b) the distribution of Newco stock to EarthLink shareholders.

         3. EarthLink will not recognize gain or loss on the transfer of its assets to Newco in the EarthLink Merger in exchange for Newco stock and the assumption of EarthLink's liabilities.

         4. An EarthLink shareholder will not recognize gain or loss on the exchange of shares of EarthLink stock for shares of Newco stock (including any fractional share interest) in the EarthLink Merger.

         5. The aggregate basis of shares of Newco common stock received by an EarthLink shareholder in the EarthLink Merger will

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be the same as the aggregate basis of the shares of EarthLink common stock exchanged therefor. The aggregate basis of shares of each type of Newco preferred stock received by an EarthLink shareholder in the EarthLink Merger will be the same as the aggregate basis of the shares of the type of EarthLink preferred stock exchanged therefor.

         6. The holding period of the shares of Newco stock (including any fractional share interest) received by an EarthLink shareholder in the EarthLink Merger will include the holding period of the shares of EarthLink stock exchanged therefor, if such shares of EarthLink stock are held as a capital asset on the effective date of the EarthLink Merger.

         7. Cash received by an EarthLink shareholder in lieu of a fractional share of Newco common stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code. As a result, an EarthLink shareholder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the fractional share interest.

         We are also of the opinion that the material federal income tax consequences of the EarthLink Merger to EarthLink and the EarthLink shareholders are fairly summarized in the Proxy Statement under the headings "Summary--Material Federal Income Tax Consequences" and "Material Federal Income Tax Consequences." Our opinion as to the material federal income tax consequences of the EarthLink Merger to EarthLink and the EarthLink shareholders is set forth in the Proxy Statement under the heading "Material Federal Income Tax Consequences," and we confirm such opinion. We consent to the use of this opinion as an exhibit to the Proxy Statement and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

         Except as set forth above, we express no opinion regarding any tax consequences of the EarthLink Merger. This opinion may

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not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.



                                             Very truly yours,

                                             /s/ Hunton & Williams

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